                                                                   Exhibit 99.1

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The selected consolidated financial data set forth below for each of the fiscal years in the three-year period ended October 30, 1999 and as at October 31, 1998 and October 30, 1999 have been derived from our audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended October 30, 1999. The selected consolidated financial data set forth below for each of the fiscal years in the two-year period ended November 2, 1996 and as at October 28, 1995, November 2, 1996, and November 1, 1997 are derived from our audited consolidated financial statements. We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. The following data should be read in conjunction with our audited consolidated financial statements and notes thereto and "Management Analysis" in the Annual Report on Form 10-K for the fiscal year ended October 30, 1999.

                                                   Year Ended
                           ------------------------------------------------------------
                           October 28, November 2, November 1, October 31,  October 30,
                              1995        1996        1997        1998         1999
                           ----------- ----------- ----------- -----------  -----------
 Statement of Operations
  Data:
 Net sales...............   $941,546   $1,193,786  $1,243,494  $1,230,571   $1,450,379
 Net income before
  cumulative effect of
  change in accounting
  principle..............    119,270      171,901     178,219     119,488      196,819
 Cumulative effect of
  change in accounting
  principle..............         --           --          --     (37,080)          --
 Net income after
  cumulative effect of
  change in accounting
  principle..............    119,270      171,901     178,219      82,408      196,819
 Net income per share
  (1):
  Basic..................       0.40         0.56        0.56        0.26         0.58
  Diluted................       0.38         0.52        0.52        0.25         0.55
 Pro forma amounts with
  the change in
  accounting principle
  related to revenue
  recognition applied
  retroactively:
 Net sales...............         (2)  $1,183,186  $1,214,602  $1,230,571           --
 Net income..............         (2)     168,328     167,515     119,488           --
 Net income per share
  (1):
  Basic..................         (2)        0.55        0.53        0.37           --
  Diluted................         (2)        0.51        0.49        0.35           --
                           October 28, November 2, November 1, October 31,  October 30,
                              1995        1996        1997        1998         1999
                           ----------- ----------- ----------- -----------  -----------
 Balance Sheet Data:
 Total assets............   $993,349   $1,508,272  $1,763,853  $1,861,730   $2,218,354
 Long-term debt and non-
  current obligations
  under capital leases
  .......................     80,000      353,666     348,852     340,758       16,214

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(1) All share and per share information gives effect to our two-for-one stock split, distributed to stockholders as a 100% stock dividend, on March 15, 2000.

(2) Data was not available in sufficient detail to provide pro forma information for fiscal 1995.